Exhibit 5.1

[COVINGTON & BURLING LLP LETTERHEAD]

October 12, 2011

Joy Global Inc.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Joy Global Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the prospectus, dated October 6, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated October 6, 2011 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 6, 2011 and the offer and sale of: (i) $500,000,000 in aggregate principal amount of the Company’s 5.125% Senior Notes due 2021 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of November 10, 2006 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of October 12, 2011 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture. We have assumed further that LeTourneau Technologies, Inc., a Texas corporation, (the “Texas Guarantor”), is validly existing and in good standing under the laws of Texas, and that it has the corporate power and authority to execute, deliver and perform the Indenture and the Guarantees, as applicable. We have assumed further that the Texas Guarantor has duly authorized, executed and delivered the Indenture. With respect to all matters of Texas law, we note that you are relying on an opinion of Jackson Walker, L.L.P., which is filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on October 12, 2011 (the “Current Report on Form 8-K”).

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and the Notes and the Guarantees have been duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes and Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A

Guarantors

Joy Technologies Inc.

P&H Mining Equipment Inc.

N.E.S. Investment Co.

Continental Crushing & Conveying Inc.

LeTourneau Technologies, Inc.